090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160010352-10
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/11/2016 8:00 AM
	Entity Number E0199572013-4

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FLASR Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE II

CAPITALIZATION

Section 2.1. Authorized Capital Stock. The Corporation is hereby authorized to issue a total of 505,000,000 shares of capital stock consisting of (i) 500,000,000 shares of Common Stock, par value $.001 per share ("Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

(CONTINUED ON NEXT 2 PAGES)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 12/4/15

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE II

CAPITALIZATION

Section 2.1. **Authorized Capital Stock.** The Corporation is hereby authorized to issue a total of 505,000,000 shares of capital stock consisting of (i) 500,000,000 shares of Common Stock, par value $.001 per share ("Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

Upon this Certificate of Amendment becoming effective pursuant to the Nevada Revised Statutes (the "Effective Time"), each 500 shares of Common Stock issued and outstanding (the "Old Common Stock") shall automatically without further action on the part of the Company or any holder of Old Common Stock, be combined and changed into one fully paid and nonassessable share of new common stock (the "New Common Stock"). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporations transfer agent (the "Transfer Agent"), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. After giving effect to the reverse split, the Company is authorized to issue a total of 500,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote.

Section 2.2. **Preferred Stock.** The Board of Directors of the Corporation (the "**Board**") is authorized, subject to the rights of the holders of any then outstanding shares of Preferred Stock and limitations prescribed by law, to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof. Without limiting the generality of the grant of authority contained in the preceding sentence, but subject to the rights of the holders of then outstanding Preferred Stock, the Board is authorized to determine any or all of the following, and the shares of each class or series may wary from the shares of any other class or series in any or all of the following aspects:

(i) The number of shares of such class or series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issuance of such class or series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(ii) The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on

such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(iii) The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such class or series may he redeemed, if redeemable;

(iv) The rights of such class or series, and the preferences, if any, as between such class or series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such class or series shall be entitled to participate in such event with any other class or series of stock;

(v) The voting powers, if any, in addition to the voting powers prescribed by law, of shares of such class or series, and the terms of exercise of such voting powers;

(vi) Whether shares of such class or series shall be convertible into or exchangeable for shares of any other class or series of stock, or any other securities. and the terms and conditions, if any, applicable to such rights;

(vii) The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shames of such class or series;

(viii) Whether shares of such class or series may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional shares (of such class or series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(ix) Such other relative participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall he determined by the Board and stated in the certificate or said resolution or resolutions providing for the issuance of such class or series of Preferred Stock.

Any of the powers, preferences, rights and qualifications, limitations, restrictions or designations of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of the certificate or the resolution or resolutions adopted by the Board providing for the designation or issuance of such Preferred Stock pursuant to the authority vested in the Board; provided, that the manner in which such facts shall operate upon the powers, preferences, rights and qualifications, limitations, restrictions or designations of such class or series of Preferred Stock is clearly and expressly set forth in the certificate or the resolution or resolutions providing for the issuance of such Preferred Stock.